Exhibit 2.1
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                             STATEMENT OF CONTROL PERSON


The Statement on this Schedule 13G/A dated Febraury 14, 2003 with respect to the common stock par value $0.0001 per share of Alexion Pharmaceuticals, Inc. is filed by Samuel D. Isaly in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as a control person (HC) of OrbiMed Advisors LLC, OrbiMed Advisors Inc. and OrbiMed Capital LLC.

OrbiMed Advisors Inc. and OrbiMed Advisors LLC file this statement on Schedule 13G/A in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as investment advisors (IA) and OrbiMed Capital LLC files this statement on Schedule 13G/A in accordance with the provisions of Rule 13d-1(c) and Rule 13d-1(k), respectively, as a corporation (CO).